Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111898, 333-111899, 333-111900) of Universal Technical Institute, Inc. and subsidiaries of our report dated November 26, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Phoenix, Arizona
November 26, 2008